Exhibit 99.3

1999 Restricted Stock Plan

as Amended

This is to certify that

Bernard N. Cole

(the “Grantee”) is hereby granted 15,558 shares of restricted shares of Common Stock, $1 par value of Dana Corporation.

This grant is set forth in accordance with the terms and conditions of the Dana Corporation 1999 Restricted Stock Plan as Amended (the “Plan”).

Grant Date:

February 14, 2005

Vesting Date: Restrictions on shares shall lapse on February 28, 2007, so long as the Grantee remains employed by Dana Corporation on such date.

Market Price Per Share on Grant Date: $15.94

Additional Terms: See the following page of this certificate

DANA CORPORATION

By:

Chairman of the Board

This award certificate constitutes Grantee’s award agreement as required by the Plan. It is not a stock certificate.

This grant is subject to and incorporates by reference all of the terms and conditions of the Plan.
Please refer to the Plan for an explanation of the terms and conditions of this grant and a full description of Grantee’s rights and obligations. If a conflict occurs between any terms in this award certificate and those in the Plan, the terms of the Plan shall govern.

Additional Terms:

1.	Shares of Restricted Stock granted hereby shall not be transferable prior to the date upon which restrictions on the shares lapse, except by will or the laws of descent and distribution.

2.	The grant is made in consideration of services to be performed by the Grantee for the benefit of the Corporation or a Subsidiary (as defined in the Plan). No cash or other form of down payment is required to be transferred by the Grantee to the Corporation as consideration for the grant.

3.	The Corporation shall establish a Restricted Stock Account on its books, in the name of the Grantee, and shall credit to such account the number of shares granted to Grantee pursuant to this certificate. Any cash dividends declared on such shares of Restricted Stock shall be provided to the Grantee in the form of additional shares of Restricted Stock, which shall also be credited to the Grantee’s Restricted Stock Account, as explained in Section 6(c) of the Plan.

4.	In the event that the employment of the Grantee with the Corporation or a Subsidiary is terminated for any reason prior to the lapse of restrictions on the shares of Restricted Stock, the shares for which the restrictions have not lapsed shall be forfeited to the Corporation immediately upon such termination, and the Grantee shall cease to have any rights as a shareholder with respect to, or any interest in, the forfeited shares effective as of the date of termination and, without limitation, shall cease to be entitled to receive any future dividends or other distributions upon such shares with record dates occurring after the effective date of such termination.

5.	The Grantee shall pay to the Corporation, at the times that he realizes taxable income in respect of the grant, an amount equal to the taxes the Corporation determines it is required to withhold. In lieu of such payment, in whole or in part, the Corporation may, at the Grantee’s election, withhold from any shares of Stock it would otherwise deliver to the Grantee all or part of the number of such shares the Fair Market Value of which is equal to the amount of taxes required to be withheld.

6.	The validity and construction of this restricted stock agreement shall be governed by the laws of the State of Ohio